EXHIBIT 99.1
AVANIR PHARMACEUTICALS ANNOUNCES FISCAL 2010 SECOND
QUARTER FINANCIAL RESULTS
*COMPLETE RESPONSE TO THE OCTOBER 30, 2006 ZENVIA NDA APPROVABLE
LETTER FILED WITH FDA*
ALISO VIEJO, Calif., May 3, 2010 — Avanir Pharmaceuticals, Inc. (NASDAQ: AVNR) today reported unaudited financial results for the three and six months ended March 31, 2010.
For the second quarter of fiscal 2010, Avanir reported a net loss of $6.4 million, or $0.08 loss per share, compared with a net loss of $4.9 million, or $0.06 loss per share, for the same period in fiscal 2009. Net revenues for the second quarter of fiscal 2010 were $1.0 million, compared with $812,000 for the same period in fiscal 2009. Total operating expenses were $7.4 million in the second quarter of fiscal 2010, compared with $5.8 million in the comparable fiscal 2009 period. The increase in total operating expenses was primarily due to costs associated with Zenvia pre-commercialization expenses. Cash used in operations during the second quarter of fiscal 2010 was $4.7 million.
For the first six months of fiscal 2010, Avanir reported a net loss of $11.3 million, or $0.14 per share, compared with a net loss of $10.1 million, or $0.13 per share for the comparable period in fiscal 2009. Total net revenues for the first six months of fiscal 2010 were $2.5 million compared with $2.6 million for the first six months of fiscal 2009. Total operating expenses were $13.8 million in the first six months of fiscal 2010, compared to $12.8 million in the comparable fiscal 2009 period. In addition, cash used in operations was $11.2 million in the first six months of fiscal 2010 and $11.2 million in the first six months of fiscal 2009.
“We continue to make excellent progress with our Zenvia clinical development program in PBA and are very excited that we have filed our Complete Response with the FDA,” said Keith Katkin, Avanir’s President and CEO. “With the FDA decision on the PBA application expected before the end of the year, we are now engaging in market development activities to support a commercial launch planned for the first quarter of 2011. The recent issuance of a new U.S. patent gives us additional intellectual property protection which sets the stage for approximately 15 years of revenue generation after our planned launch. Overall, we believe that we are well positioned to create substantial value for our stockholders and potentially help the significant number of patients in the U.S. who are currently suffering from PBA.”

RECENT HIGHLIGHTS AND UPCOMING MILESTONES:
CLINICAL PROGRAMS AND PIPELINE
Zenvia in PBA
•	Announced that the Company filed the Complete Response to the October 30, 2006 NDA Approvable Letter with an approval decision on the PBA application consequently expected in the fourth calendar quarter of 2010.

•	Presented detailed Zenvia safety and efficacy data from the double-blind and open-label extension of the Phase III confirmatory STAR trial in three data posters at the American Academy of Neurology Annual Meeting in Toronto.
COMPANY OPERATIONS
•	Announced that the United States Patent and Trademark Office issued the Company a new patent in the United States that extends patent protection for Zenvia in the treatment of PBA into late 2025.

•	Announced that the Company hired Michael McFadden as Vice President of U.S. Sales and Managed Markets to construct, staff and lead the Avanir field sales and managed care account teams.
BALANCE SHEET HIGHLIGHTS
As of March 31, 2010, Avanir had cash, cash equivalents and investments in securities totaling $20.7 million, including cash and cash equivalents of $20.3 million and restricted investments in securities of approximately $402,000.
Conference Call and Webcast
Management will host a conference call with a simultaneous webcast today beginning at 11:00 a.m. Eastern Time / 8:00 a.m. Pacific Time to discuss its financial results and recent business developments. The call will feature Keith Katkin, President and Chief Executive Officer; Randall Kaye, MD, Senior Vice President and Chief Medical Officer; and Christine Ocampo, Vice President of Finance to discuss financial results and answer questions. Investors are invited to listen to the live webcast by visiting Avanir’s corporate website at www.avanir.com.
An archived copy of the webcast will be available on Avanir’s website for 30 days, and a telephone replay will be available through May 8, 2010, by dialing (800) 642-1687 (domestic) or (706) 645-9291 (international) and entering the conference ID number 71373523.
About Avanir
AVANIR Pharmaceuticals, Inc., is a biopharmaceutical company focused on acquiring, developing, and commercializing novel therapeutic products for the treatment of central nervous system disorders. AVANIR’s lead product candidate, Zenvia, has completed a confirmatory Phase III trial in the treatment of pseudobulbar affect (PBA) and has successfully completed a Phase III trial for diabetic peripheral neuropathic (DPN) pain. AVANIR has filed an application for regulatory approval in the PBA indication and expects an FDA approval decision in the fourth calendar quarter of 2010. AVANIR sold its anthrax monoclonal antibody program to Emergent BioSolutions. The Company’s first commercialized product, Abreva® (docosanol), is marketed in North America by GlaxoSmithKline Consumer Healthcare and is the leading over-the-counter product for the treatment of cold sores. Further information about AVANIR can be found at www.avanir.com and further information about pseudobulbar affect can be found at www.PBAinfo.org.
Forward Looking Statements
Statements in this press release that are not historical facts, including statements that are preceded by, followed by, or that include such words as “estimate,” “intend,” “anticipate,” “believe,” “plan,” “goal,” “expect,” “project,” or similar statements, are forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from the future results expressed or implied by such statements. For example, there can be no assurance that the U.S. Food and Drug Administration (FDA) will approve Zenvia for any indication, that the Company will meet projected timelines, or that the Company’s patents will provide the expected patent protection. Risks and uncertainties affecting the Company’s financial condition and operations also include the risks set forth in Avanir’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, and from time-to-time in other publicly available information regarding the Company. Copies of this information are available from Avanir upon request. Avanir disclaims any intent to update these forward-looking statements.
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Avanir Investor Contacts
Eric Benevich
Brenna Mullen
ir@avanir.com
(949) 389-6700